Exhibit 99.1

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

Jerry Freisleben or John Foley, Foley/Freisleben LLC at 213/955-0020

RED ROCK CASINO RESORT AND SPA IN LAS VEGAS GOES UNIQUE
WITH GAMING PARTNERS INTERNATIONAL FOR CASINO PRODUCTS

LAS VEGAS, Nev. (May 23, 2006)—Gaming Partners International Corporation (Nasdaq-NMS: GPIC), a leading manufacturer and supplier of casino table game equipment under the Paulson, Bud Jones and B&G brands, announced today that it has completed an installation at the newly opened Red Rock Casino Resort and Spa.

The luxurious resort offers main and pool area gaming pits, poker and high-limit rooms, with 87 state-of-the-art tables, matching the unique decoration of the casino area.

GPI supplied all chips, including RFID chips and readers.  RFID technology has already been selected by several Station Casino properties to make their gaming chips more secure.  GPI RFID chips have proven to be an unmatched way to improve chip security and verify chip transactions; yet they still maintain the traditional weight and feel of high quality gaming chips that dealers and players demand.

GPI also provided Station Casinos’ 15th property in Southern Nevada with colorful graphic layouts, dice, and custom made accessories.

“Station Casinos’ and GPI share the same philosophy of personalized service and quality that made our collaboration so successful,” said Pat Butrico, sales manager for the Las Vegas area. “We are very proud to have been a part of this innovative, unique casino, and that we were selected for our state-of-the-art products as well as for our unmatched service.”

“GPI was the perfect choice for producing the Table Games at Red Rock. The quality of their product is exceeded only by the performance of their staff. A special thank you to Pat Butrico for his time and attention to detail,” commented Bill Petuskey, director of casino operations at Red Rock Casino.

About the Company

GPIC manufactures and supplies gaming chips, table layouts, playing cards,

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Gaming Partners Supplies RFID Chips to Red Rock Casino Resort/2-2-2

dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey.  GPIC sells its casino products directly to licensed casinos throughout the world.  For additional information about GPIC, visit our web site at www.gpigaming.com.

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met.  Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125KHz or 13.56 MHz RFID technologies, with respect to gaming chips and readers, potential patent infringement issues, development of competing technologies by our competitors, timing and volume of customer demand for our casino products, customer cancellation of orders included in our backlog, timing of new casino openings and expansions, failure of the industry to accept RFID technology with respect to gaming chips and readers, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies.  Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006.

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